As filed with the Securities and Exchange Commission on October 14, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TANGO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1195036
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Binney St., Suite 700 Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan

Tango Therapeutics, Inc. 2021 Employee Stock Purchase Plan

Tango Therapeutics, Inc. 2017 Stock Option and Grant Plan

(Full title of the plan)

Barbara Weber, M.D.

President and Chief Executive Officer

Tango Therapeutics, Inc.

100 Binney St., Suite 700

Cambridge, MA 02142

(Name and address of agent for service)

(857) 320-4900

(Telephone number, including area code, of agent for service)

With a copy to:

Mitchell S. Bloom, Esq.

William D. Collins, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Tel: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share, that may be issued under the Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan	9,498,725	$13.78 (2)	$130,892,430.50 (2)	$12,133.73
Common stock, par value $0.001 per share, that may be issued under the Tango Therapeutics, Inc. 2021 Employee Stock Purchase Plan	949,873	$13.78 (2)	$13,089,249.94 (2)	$1,213.37
Common stock, par value $0.001 per share, that may be issued pursuant to the exercise of outstanding stock options previously granted under the Tango Therapeutics, Inc. 2017 Stock Option and Grant Plan	6,463,083	3.13 (3)	20,229,449.79 (3)	1,875.27
TOTAL	16,911,681		$164,211,130.23	$15,222.37

(1)

This registration statement covers: (i) 9,498,725 shares of common stock, par value $0.001 per share, or the Common Stock, of Tango Therapeutics, Inc., or the Registrant, issuable pursuant to the Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan; (ii) 949,873 shares of Common Stock issuable pursuant to the Tango Therapeutics, Inc. 2021 Employee Stock Purchase Plan; and (iii) 6,463,083 shares of Common Stock issuable upon the exercise of outstanding options previously granted under the Tango Therapeutics, Inc. 2017 Stock Option and Grant Plan, or the 2017 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of Common Stock that may become issuable in respect of the securities identified in the above table to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on October 13, 2021, which was $13.78.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to the outstanding options granted pursuant to the 2017 Plan.

EXPLANATORY NOTE

On August 10, 2021, BCTG Acquisition Corp., a Delaware corporation and the predecessor of the Registrant (as defined herein), or BCTG, consummated a business combination, or the Business Combination, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 13, 2021, or the Merger Agreement, by and among BCTG, BCTG Merger Sub Inc., a Delaware corporation, and Tango Therapeutics, Inc. (now known as Tango Therapeutics Sub, Inc.), a Delaware corporation, or Old Tango. Prior to consummation of the Business Combination, Old Tango changed its name from “Tango Therapeutics, Inc.” to “Tango Therapeutics Sub, Inc.”

Pursuant to the Merger Agreement, on August 10, 2021, BCTG Merger Sub Inc. merged with and into Old Tango, with Old Tango surviving the merger as a wholly-owned subsidiary of BCTG, and BCTG changed its name to “Tango Therapeutics, Inc.”

This registration statement is being filed by Tango Therapeutics, Inc., or the Registrant, for the purpose of registering (i) 9,498,725 shares of the Registrant’s common stock, par value $0.001 per share, or the Common Stock, issuable pursuant to the Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan; (ii) 949,873 shares of Common Stock issuable pursuant to the Tango Therapeutics, Inc. 2021 Employee Stock Purchase Plan; and (iii) 6,463,083 shares of Common Stock issuable upon the exercise of outstanding options previously granted under the Tango Therapeutics, Inc. 2017 Stock Option and Grant Plan, which options were assumed by the Registrant in connection with the Business Combination.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, or the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC, and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)

The Registrant’s prospectus dated October  7, 2021, filed with the SEC on October 8, 2021 pursuant to Rule 424(b) under the Securities Act in connection with the Registrant’s registration statement on Form S-1, as amended (File No. 333-259448), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on May 14, 2021 and August 9, 2021, respectively;

(d)	The Registrant’s Current Reports on Form 8-K filed with the SEC on April 14, 2021 and August 13, 2021 (in each case, other than the portions of such documents not deemed to be filed); and

(e)

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No.  001-39485), filed with the SEC on September 2, 2020, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than any such documents or portions thereof that are deemed to have been furnished and not filed in accordance with the rules of the SEC), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware, or the DGCL, provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL. The Registrant currently maintains insurance policies under which, subject to the limitations of the policies, its directors and officers are insured against liability for actions taken in their capacity as directors and officers.

As permitted under Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation provides that no director of the Registrant shall be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of such director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of unlawful dividend payments or stock redemptions or repurchases under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Registrant’s certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Registrant’s certificate of incorporation further provides that any amendment, repeal or modification of the provision in the Registrant’s certificate of incorporation limiting a director’s liability, either by the Registrant’s stockholders or an amendment to the DGCL, will not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

The Registrant’s bylaws provide that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s bylaws also provide that the Registrant will advance expenses to such person in connection with a legal proceeding, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide that the Registrant will indemnify each of such directors and executive officers to the fullest extent permitted by law and the Registrant’s certificate of incorporation and bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 filed with the SEC on September 10, 2021).

4.2	Amended and Restated Bylaws of the Registrant.

4.3	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.5 to the Registrant’s registration statement on Form S-4/A filed with the SEC on July 16, 2021).

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of WithumSmith+Brown, PC.

23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 13, 2021).

99.2	Forms of Award Agreements under the Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 13, 2021).

99.3	Tango Therapeutics, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 13, 2021).

99.4	Tango Therapeutics, Inc. 2017 Stock Option and Grant Plan, as amended, and forms of award agreements thereunder.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on October 14, 2021.

Tango Therapeutics, Inc.

By:	/s/ Barbara Weber
Name:	Barbara Weber
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Barbara Weber and Daniella Beckman, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Barbara Weber	President, Chief Executive Officer and Director	October 14, 2021
Barbara Weber	(Principal Executive Officer)

/s/ Daniella Beckman	Chief Financial Officer	October 14, 2021
Daniella Beckman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alexis Borisy	Director	October 14, 2021
Alexis Borisy

/s/ Lesley Calhoun	Director	October 14, 2021
Lesley Calhoun

/s/ Aaron Davis	Director	October 14, 2021
Aaron Davis

/s/ Reid Huber	Director	October 14, 2021
Reid Huber

/s/ Malte Peters	Director	October 14, 2021
Malte Peters

/s/ Mace Rothenberg	Director	October 14, 2021
Mace Rothenberg